China Intelligent Lighting and Electronics, Inc. Announces
Common Stock Option Grant for Kevin Jiang, CFO

HUIZHOU, China, June 21, 2010-- China Intelligent Lighting and Electronics, Inc. ("China Intelligent" or the "Company") (NYSE Amex: CIL; CUSIP No: 16890G202), today announced that, in connection with Kui (Kevin) Jiang's appointment as Chief Financial Officer in May 2010, the Company granted Mr. Jiang options to purchase 25,000 shares of its common stock at an exercise price of $3.00 per share, the offering price of the shares sold in the Company's public offering. The grant was made on June 17, 2010, the pricing date of the public offering. The options will vest in equal installments every three months over a period of 12 months. The options granted to Mr. Jiang will expire five years from the date of grant, provided that Mr. Jiang remains continuously employed by the Company during the applicable five-year period.

About China Intelligent Lighting and Electronics, Inc.

China Intelligent Lighting and Electronics, Inc. (NYSE Amex: CIL; CUSIP No: 16890G202) is a China-based company that provides a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally. The Company currently offers over 1,000 products that include LEDs, long life fluorescent lights, ceiling lights, metal halide lights, super electric transformers, grille spot lights, down lights, and recessed and framed lighting.

Forward-looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including our ability to maintain and increase revenues and sales of our products, our ability to develop and market new products, our strategic investments and acquisitions, compliances and changes in the laws of the People's Republic of China (the "PRC") that affect our operations, and vulnerability of our business to general economic downturn, especially in the PRC, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.